Exhibit 3.1

Amendments to Restated Articles of Incorporation of

Piedmont Natural Gas Company, Inc.

The amendments to the Restated Articles of Incorporation are:

1.              Article 2 of the Restated Articles of Incorporation is amended to state as follows:

The number of shares the corporation is authorized to issue is one hundred (100) shares of common stock, no par value per share.

2.              Article 3 of the Restated Articles of Incorporation is amended to state as follows:

The street and mailing address and county of the registered office of the corporation is 160 Mine Lake Court, Suite 200, Wake County, Raleigh, NC 27615.  The name of the registered agent of the corporation at such address is CT Corporation System.  The mailing address of the corporation’s registered office is the same as its street address.

3.              Article 4 of the Restated Articles of Incorporation is amended to state as follows:

The street and mailing address and county of the principal office of the corporation is 4720 Piedmont Row Drive, Mecklenburg County, Charlotte, North Carolina 28210.

4.              Article 5 of the Restated Articles of Incorporation is amended to state as follows:

(a) A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for any breach of duty as a director, except for liability with respect to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation; (ii) any liability under § 55-8-33 of the Act (liability for unlawful distributions); (iii) any transaction from which such director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date on which this Article 5 became effective. As used herein, the term “improper personal benefit” does not include a director’s compensation or other incidental benefit for or on account of service as a director, officer, employee, independent contractor, attorney or consultant of the corporation. If the North Carolina General Statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Article 5 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Article 5 shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability which has not been eliminated by the provisions of this Article 5.

(b)                                 The provisions of Article 9 and Article 9A of the Act, entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the corporation.

(c)                                  To the extent permitted by the Act, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.  A shareholder’s consent to action taken without meeting may be by electronic mail or in any other electronic form and delivered by electronic means.  Except as expressly set forth in these Restated Articles of Incorporation, if shareholder approval is obtained by action without meeting for (i) an amendment to the corporation’s articles of incorporation, (ii) a plan of merger or share exchange, (iii) a plan of conversion, (iv) the sale, lease, exchange or other disposition of all, or substantially all, of the corporation’s property, or (v) a proposal for dissolution, the corporation shall not be required to give any shareholder notice of the proposed action at any time before the action is taken.

5.              Articles 6 through 8 are hereby deleted in their entirety.